Exhibit 99.1

Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FOURTH QUARTER U.S. GAAP EARNINGS OF $0.62 PER DILUTED SHARE, OR $0.79 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

SETS FULL YEAR RECORDS FOR NET SALES, OPERATING INCOME MARGIN AND EARNINGS PER SHARE IN 2013

Auburn Hills, Michigan, February 13, 2014 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter 2013 U.S. GAAP earnings of $0.62 per diluted share. Excluding non-comparable items, net earnings were $0.79 per diluted share. Net sales were $1,885 million in the quarter.

Fourth Quarter Highlights:

•	Net sales of $1,885 million.

◦	Excluding the impact of foreign currencies and 2012 dispositions, net sales were up 9% compared with fourth quarter 2012.

•	U.S. GAAP earnings of $0.62 per diluted share.

◦
Excluding the $(0.20) per diluted share impact of restructuring activities, and $0.02 per diluted share related to net tax adjustments, net earnings were $0.79 per diluted share, up 36% from fourth quarter 2012.

•	Operating income of $188 million, or 10.0% of net sales.

◦	Excluding the $52 million pretax impact of restructuring activities, operating income was $240 million, or 12.7% of net sales.

•	Signed an agreement to acquire all shares in Gustav Wahler GmbH u. Co. KG and its general partner (“Wahler”), a producer of exhaust gas recirculation (EGR) valves, EGR tubes and thermostats.

•	Implemented a two-for-one stock split.

•	Contributed $138 million to the company's German pension plans.

Full Year Highlights:

•	Record net sales of $7,437 million.

◦	Excluding the impact of foreign currencies and 2012 dispositions, net sales were up 4% from 2012.

•	U.S. GAAP earnings of $2.70 per diluted share.

◦	Excluding net non-comparable items, 2013 earnings were $2.89 per diluted share, a record for the company, up 17% from 2012 comparable results.

•	Operating income of $855 million, or 11.5% of net sales.

◦	Excluding non-comparable items, operating income was 12.4% of net sales, a full year record.

•	Repurchased approximately 5.2 million shares of common stock in 2013. The number of shares repurchased has been adjusted for the two-for-one stock split.

Comment and Outlook: “2013 was a remarkable year for our company,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. “Faced with cost pressures and a challenging environment for growth, we maintained our focus on operational efficiency and cost management and achieved record profitability. Additionally, we signed an agreement to purchase Wahler, a leading producer of EGR valves, EGR tubes and thermostats. This strategic acquisition will strengthen our competitive position in EGR systems, a technology automakers and commercial vehicle makers are rapidly adopting to help improve fuel economy and meet tightening emissions standards around the world.”

“As we look ahead to 2014, we expect organic net sales growth of 7% to 11% compared with 2013, earnings of $3.10 to $3.25 per diluted share and an operating income margin of 12.5% or better. This excludes the impact of the pending Wahler acquisition. A return to historical growth rates, combined with improved operational proficiency, should result in another great year for BorgWarner in 2014,” said Verrier.

Financial Results: Net sales were $1,885 million in fourth quarter 2013, up 10% from $1,719 million in fourth quarter 2012. Net earnings in the quarter were $141 million, or $0.62 per diluted share, compared with $121 million, or $0.51 per diluted share, in fourth quarter 2012. Fourth quarter 2013 net earnings included net non-comparable items of $(0.18) per diluted share. Fourth quarter 2012 net earnings included non-comparable items of $(0.07) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $28 million, and decreased net earnings by approximately $0.01 per diluted share, in fourth quarter 2013 compared with fourth quarter 2012.

Full year 2013 net sales were $7,437 million, up 4% compared with $7,183 million in 2012. Full year 2013 net earnings were $624 million, or $2.70 per diluted share, compared with $501 million, or $2.09 per diluted share, in 2012. Full year 2013 net earnings included net non-comparable items of $(0.20) per diluted share. Full year 2012 net earnings included non-comparable items of $(0.40) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $71 million, and decreased net earnings by approximately $0.05 per diluted share, in 2013 compared with 2012.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share*	Fourth Quarter			Full Year
	2013		2012	2013		2012

Non – U.S. GAAP	$0.79		$0.58	$2.89		$2.48

Reconciliations:
Restructuring expense	(0.20)			(0.20)		(0.08)
Program termination agreement				(0.03)
Retirement related obligations			(0.05)	(0.02)		(0.05)
Tax adjustments	0.02		(0.02)	0.05		(0.08)
Loss from disposal activities						(0.19)

U.S. GAAP	$0.62	**	$0.51	$2.70	**	$2.09	**

* Reflects a two-for-one stock split effective December 16, 2013
** Column does not add due to rounding

Net cash provided by operating activities was $719 million in 2013 compared with $879 million in 2012. Investments in capital expenditures, including tooling outlays, totaled $418 million in 2013, compared with $407 million in 2012. Balance sheet debt increased by $155 million and cash increased by $224 million compared with the end of 2012. The $68 million decrease in balance sheet debt (net of cash) was primarily due to net cash provided by operating activities partially offset by capital expenditures, share repurchases and dividends paid to stockholders. The ratio of balance sheet debt (net of cash) to capital was 7.2% at the end of 2013 compared with 10.0% at the end of 2012.

Engine Segment Results: Engine segment net sales were $1,266 million in fourth quarter 2013 compared with $1,167 million in fourth quarter 2012. Excluding the impact of foreign currencies and 2012 dispositions, net sales were up 8% from the prior year's quarter, primarily due to higher sales of turbochargers, engine timing devices and EGR coolers around the world. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $208 million in fourth quarter 2013, up 14% from $182 million in fourth quarter 2012.

Drivetrain Segment Results: Drivetrain segment net sales were $628 million in fourth quarter 2013 compared with $559 million in fourth quarter 2012. Excluding the impact of foreign currencies, net sales were up 10% from the prior year’s quarter, primarily due to higher sales of all-wheel drive systems, traditional transmission components and dual clutch transmission modules around the world. Adjusted EBIT was $71 million in fourth quarter 2013, up 43% from $49 million in fourth quarter 2012.

Recent Highlights:

•
The board of directors approved a two-for-one stock split effected in the form of a stock dividend on the company’s common stock. To implement the stock split, shares of common stock were distributed on December 16, 2013 to all stockholders of record as of the close of business on December 2, 2013.

•
In November, the company reported an expected backlog of $2.9 billion of net new business for the period 2014 through 2016. Demand for the company’s advanced powertrain technologies, such as gasoline and diesel turbochargers, all-wheel drive systems, engine timing systems including variable cam timing, and emissions products, is expected to continue to drive strong growth.

•
BorgWarner introduced the world’s first electronic limited slip differential designed for the front transaxle of a front-wheel drive vehicle on the 2013 Volkswagen Golf GTI with Performance Pack. Known as front cross differential (FXD) technology, the system greatly enhances vehicle traction, handling and stability without sacrificing engine power. Under certain driving conditions, the FXD technology’s enhanced vehicle performance approaches that of an all-wheel drive system but costs less and offers better fuel economy.

•
BorgWarner has signed an agreement to acquire all shares in Gustav Wahler GmbH u. Co. KG and its general partner, a producer of EGR valves, EGR tubes and thermostats, subject to regulatory approvals. With locations in Germany, Brazil, the U.S., China and Slovakia, Wahler employs approximately 1,250 people and supplies customers such as Daimler, Volkswagen, BMW, GM and John Deere. Wahler’s sales for 2013 are expected to be approximately $350 million.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$1,885.4	$1,719.1	$7,436.6	$7,183.2
Cost of sales	1,478.8	1,374.9	5,879.1	5,716.3
Gross profit	406.6	344.2	1,557.5	1,466.9

Selling, general and administrative expenses	167.1	156.2	639.7	629.3
Other expense	51.8	17.3	62.6	84.7
Operating income	187.7	170.7	855.2	752.9

Equity in affiliates’ earnings, net of tax	(12.3)	(10.0)	(43.5)	(42.8)
Interest income	(1.5)	(1.0)	(4.8)	(4.7)
Interest expense and finance charges	7.6	6.7	34.2	39.4
Earnings before income taxes and noncontrolling interest	193.9	175.0	869.3	761.0

Provision for income taxes	44.5	48.4	218.3	238.6
Net earnings	149.4	126.6	651.0	522.4

Net earnings attributable to the noncontrolling interest, net of tax	8.0	5.4	26.7	21.5
Net earnings attributable to BorgWarner Inc.	$141.4	$121.2	$624.3	$500.9

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$141.4	$121.2	$624.3	$500.9
Adjustment for net interest expense on convertible notes	—	—	—	5.8
Diluted net earnings attributable to BorgWarner Inc.	$141.4	$121.2	$624.3	$506.7

Earnings per share — diluted	$0.62	$0.51	$2.70	$2.09

Weighted average shares outstanding — diluted	229.5	235.6	231.3	242.8

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Capital expenditures, including tooling outlays	$119.9	$124.4	$417.8	$407.4

Depreciation and amortization:
Fixed assets and tooling	$70.3	$70.4	$272.7	$260.2
Intangible assets and other	6.6	6.9	26.7	28.4
	$76.9	$77.3	$299.4	$288.6

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Engine	$1,266.0	$1,167.2	$5,022.1	$4,913.0
Drivetrain	627.6	559.0	2,446.5	2,298.7
Inter-segment eliminations	(8.2)	(7.1)	(32.0)	(28.5)
Net sales	$1,885.4	$1,719.1	$7,436.6	$7,183.2

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Engine	$207.9	$182.0	$826.0	$786.4
Drivetrain	70.5	49.2	252.2	209.1
Adjusted EBIT	278.4	231.2	1,078.2	995.5
Restructuring expense	52.3	—	52.3	27.4
Program termination agreement	—	—	11.3	—
Retirement related obligations	—	17.3	5.9	17.3
Loss from disposal activities	—	—	—	39.7
Corporate, including equity in affiliates' earnings and stock-based compensation	26.1	33.2	110.0	115.4
Interest income	(1.5)	(1.0)	(4.8)	(4.7)
Interest expense and finance charges	7.6	6.7	34.2	39.4
Earnings before income taxes and noncontrolling interest	193.9	175.0	869.3	761.0
Provision for income taxes	44.5	48.4	218.3	238.6
Net earnings	149.4	126.6	651.0	522.4
Net earnings attributable to the noncontrolling interest, net of tax	8.0	5.4	26.7	21.5
Net earnings attributable to BorgWarner Inc.	$141.4	$121.2	$624.3	$500.9

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2013	December 31, 2012
Assets

Cash	$939.5	$715.7
Receivables, net	1,248.5	1,147.3
Inventories, net	458.1	447.6
Other current assets	152.4	162.2
Total current assets	2,798.5	2,472.8

Property, plant and equipment, net	1,939.4	1,788.0
Other non-current assets	2,179.1	2,140.0
Total assets	$6,917.0	$6,400.8

Liabilities and Equity

Notes payable and other short-term debt	$201.6	$243.4
Accounts payable and accrued expenses	1,383.8	1,287.2
Income taxes payable	38.5	72.5
Total current liabilities	1,623.9	1,603.1

Long-term debt	1,021.0	823.8
Other non-current liabilities	639.7	827.8

Total BorgWarner Inc. stockholders’ equity	3,560.6	3,082.6
Noncontrolling interest	71.8	63.5
Total equity	3,632.4	3,146.1
Total liabilities and equity	$6,917.0	$6,400.8

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended December 31,
	2013	2012
Operating
Net earnings	$651.0	$522.4
Non-cash charges (credits) to operations:
Depreciation and amortization	299.4	288.6
Loss from disposal activities, net of cash paid	—	31.7
Restructuring expense, net of cash paid	48.5	23.3
Bond amortization	—	5.3
Deferred income tax benefit	(22.9)	(10.7)
Other non-cash items	15.3	43.7
Net earnings adjusted for non-cash charges to operations	991.3	904.3
Changes in assets and liabilities	(272.5)	(25.6)
Net cash provided by operating activities	718.8	878.7

Investing
Capital expenditures, including tooling outlays	(417.8)	(407.4)
Net proceeds from asset disposals	23.9	5.4
Net proceeds from sale of businesses	9.1	56.8
Net cash used in investing activities	(384.8)	(345.2)

Financing
Net (decrease) increase in notes payable	(44.4)	12.8
Additions to long-term debt, net of debt issuance costs	289.5	313.9
Repayments of long-term debt, including current portion	(77.0)	(246.4)
Proceeds from accounts receivable securitization facility	—	30.0
Payments for purchase of treasury stock	(225.5)	(295.9)
Proceeds from stock options exercised, including the tax benefit	33.0	52.0
Taxes paid on employees' restricted stock award vestings	(40.9)	(18.1)
Purchase of noncontrolling interest	—	(15.0)
Dividends paid to BorgWarner stockholders	(56.8)	—
Dividends paid to noncontrolling stockholders	(13.3)	(21.9)
Net cash used in financing activities	(135.4)	(188.6)

Effect of exchange rate changes on cash	25.2	11.2

Net increase in cash	223.8	356.1

Cash at beginning of year	715.7	359.6
Cash at end of year	$939.5	$715.7